Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of September 24, 2020, is entered into between NewAge, Inc., a Washington corporation (“Seller”) and Zachert Private Equity GmbH, a German limited liability company (“Buyer”).

Recitals

A. Seller owns all of the issued and outstanding membership interests (the “Company Membership Interests”), in Brands Within Reach, LLC, a New York limited liability company (the “Company”); and

B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Company Membership Interests, subject to the terms and conditions set forth herein;

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Assignment, the Promissory Note, the Inventory Note, the Distributor Agreement, the Transition Services Agreement and the Supplier Agreement.

“Assignment” has the meaning set forth in Section 2.02(b)(iii).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business” means the Licensed Brands and the Owned Brands, and the machinery, equipment and other assets necessary for the distribution of such brands.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“BWR Asset and Rights Transfer” has the meaning set forth in Section 5.08.

“Cash” means the unrestricted cash, cash equivalents, and certificates of deposit of the Company (including marketable securities and short term investments convertible to cash within 90 days, net of any breakage costs required to liquidate such securities and short term investments) deposited in banking institutions in the United States, net of outstanding checks, taxes or other costs associated with, or that would be assessable on, the use or distribution of such cash and any other repatriation costs, calculated in accordance with the GAAP applied on a consistent basis.

“Cash Disbursement” means cash in the amount of $1,250,000 (a) less an amount equal to pre-paid expenses of the Company paid by NewAge Companies other than the Company on or after September 1, 2020 but before the Closing; (b) less an amount equal to accounts payable of the Company paid by NewAge Companies other than the Company on or after September 1, 2020 but before the Closing; (c) less an amount equal to Cash held by the Company as of September 1, 2020; and (d) plus an amount equal to accounts receivable of the Company received by NewAge Companies other than the Company on or after September 1, 2020 but before the Closing. The calculation of the Cash Disbursement is set forth on Schedule I.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Seller, par value $0.001 per share.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.11(c).

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Membership Interests” has the meaning set forth in the recitals.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 2, 2020, between Buyer and Silverwood Partners LLC.

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“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Data Room” has the meaning set forth in Section 3.06.

“Direct Claim” has the meaning set forth in Section 7.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Distributor Agreement” has the meaning set forth in Section 5.01.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants other than the accountants of Buyer or Seller appointed by mutual agreement of Buyer and Seller.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Inventory Note” means the promissory note in the form attached hereto as Exhibit B.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director, manager or officer of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, express or implied, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, direct or indirect, primary or secondary, or due or to become due).

“Licensed Brands” means Nestea, Volvic, evian, illy, Kusmi Tea, Saint Geron, and Found.

“Losses” means actual out-of-pocket losses, damages, Liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” does not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God, including pandemics or epidemics; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Multiemployer Plan” has the meaning set forth in Section 3.16(c).

“NewAge Companies” means the Seller and its direct and indirect subsidiaries.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owned Brands” means Xing, búcha, Aspen Pure, and CoCo Libre.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Promissory Note” means the promissory note in the form attached hereto as Exhibit A.

“Purchase Right” has the meaning set forth in Section 5.06.

“Purchase Right Notice” has the meaning set forth in Section 5.06.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(c).

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“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Securities Act” has the meaning set forth in Section 4.03(a).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 7.01.

“Specified Matter” means any and all Losses of the Company or Buyer arising from or related to the Encumbrances in favor of East West Bank on the Company Membership Interests and any properties and assets of the Company, including in connection with (i) the removal, release and termination of all Encumbrances in favor of East West Bank on the Company Membership Interests and any properties and assets of the Company or any failure on the part of Seller to obtain such removal, release and termination or (ii) the transfer of the Owned Brands to the Company as provided in Section 5.08.

“Stock Disbursement” means that number of shares of Common Stock having a value of $1,250,000, based on the per share value of the Common Stock, being equal to the volume-weighted average of the price of the Common Stock on each of the five days starting September 14, 2020 and ending September 18, 2020.

“Stock Disbursement Shares” has the meaning set forth in Section 4.03(a).

“Straddle Period” has the meaning set forth in Section 6.04.

“Supplier Agreement” has the meaning set forth in Section 5.01.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.03(a).

“Transition Services Agreement” has the meaning set forth in Section 5.01.

“Yearly Financial Statements” has the meaning set forth in Section 3.06.

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Company Membership Interests, free and clear of all Encumbrances, for the consideration of $10 and for other good and valuable consideration.

(b) Notwithstanding any provision in this Agreement or any Ancillary Document to the contrary, the purchase by Buyer of the Company Membership Interests shall not include the acquisition of any liabilities or obligations set forth on Schedule 2.01(a) (the “Excluded Liabilities”). Buyer shall not assume and shall not be liable for, and Buyer will have no obligation to pay, perform or satisfy when due, any Excluded Liability.

(c) Except as set forth on Schedule 2.01, Seller shall cause the Company to assign, transfer and convey the Excluded Liabilities to Seller or one of its Affiliates prior to the Closing.

Section 2.02 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) a Promissory Note in the amount of $2,500,000, duly executed by Buyer and the Company;

(ii) an Inventory Note in the amount of $3,279,487, duly executed by the Company;

(iii) the other Ancillary Documents, duly executed by Buyer.

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(b) At the Closing, Seller shall deliver to Buyer:

(i) the Cash Disbursement;

(ii) the Stock Disbursement;

(iii) an assignment of the Membership Interests to Buyer in form and substance reasonably satisfactory to Buyer (the “Assignment”), duly executed by Seller; and

(iv) the other Ancillary Documents, duly executed by Seller.

Section 2.03  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Faegre, Drinker, Biddle & Reath LLP, Denver, Colorado, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12.01 a.m. on the Closing Date.

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Ancillary Document (assuming due authorization, execution and delivery by Buyer) will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of New York and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.03 Capitalization.

(a) Seller is the record owner of and has good and valid title to the Company Membership Interests, free and clear of all Encumbrances. The Company Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Company Membership Interests have been duly authorized and are validly issued. Upon consummation of the transactions contemplated by this Agreement, Seller shall transfer to Buyer all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Company Membership Interests), or any other interest in, the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Membership Interests.

(d) The shares comprising the Stock Consideration, when issued and delivered in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The shares comprising the Stock Consideration will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Buyer, subject only to restrictions on transfer under state and/or federal securities laws.

Section 3.04 No Subsidiaries. Except as set forth on Section 3.04 of the Disclosure Schedules, the Company does not own or have any interest in any shares or have an ownership interest in any other Person.

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Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company which, in the aggregate, would not have a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as set forth in Section 3.05 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06 Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2019 and the related statements of income for the year then ended (the “Yearly Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at August 31, 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the eight-month period then ended (the “Interim Financial Statements” and together with the Yearly Financial Statements, the “Financial Statements”) have been made available to Buyer in an electronic data room (the “Data Room”). The balance sheet of the Company as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of August 31, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Yearly Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

Section 3.07 No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments in excess of $250,000, individually or in the aggregate, except those which are reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date.

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Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination or reclassification of any membership interests in the Company;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any Company Membership Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) entry into any Material Contract;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Licensed Intellectual Property;

(k) abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

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(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, or (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $250,000;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Affiliates, members or current or former managers, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

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(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 3.10 of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each agreement of the Company involving aggregate consideration in excess of $250,000;

(ii) except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $250,000;

(iii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party providing for annual compensation in excess of $250,000;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

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(xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company over $2.0 million and not previously disclosed pursuant to this Section 3.09.

(b) Except as set forth on Section 3.09(b) of the Disclosure Schedules, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

(b) The Company does not own any parcels of Real Property. Section 3.10 of the Disclosure Schedules lists all leases for each parcel of Real Property leased by the Company (collectively, “Leases”). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. To the Seller’s Knowledge, the use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) all other intellectual property and related proprietary rights.

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(b) “Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

(c) Section 3.11(c) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Section 3.05 or Section 3.11(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”).

(d) Except as set forth in Section 3.05 or Section 3.11(d) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 3.11(d) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

(e) Except as set forth Section 3.05 or Section 3.11(e) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

Section 3.12 Sufficiency of Assets. Except as set forth in Section 3.05 of the Disclosure Schedules, after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, the assets of the Company constitute all the rights, property, and assets necessary to conduct the Business as currently conducted.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to Seller or any Affiliate thereof) would result in a Material Adverse Effect.

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(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.14 Compliance with Laws; Permits.

(a) The Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties contained in Section 3.14 shall be deemed to relate to tax matters (which are governed by Section 3.15).

Section 3.15 Taxes.

(a) The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company since its acquisition by Seller. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(d) The Company is not a party to any Tax indemnity, tax-sharing or Tax allocation agreement.

(e) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(f) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(g) The representations and warranties set forth in this Section 3.15 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

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Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

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(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage”, as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.16(a) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).

(f) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

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(h) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(i) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.17 Employee Matters.

(a) Section 3.17(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of Seller who perform services for the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.17(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

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(b) The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

Section 3.18 Brokers. Except for Silverwood Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.19 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Section 3.20 Certain Disclaimers. Notwithstanding anything in this Agreement to the contrary, except as expressly made by Seller in ARTICLE III, Seller has not made (and no Person on behalf of Seller has made), nor will Seller or its Affiliates or representatives have or be subject to any Liability arising out of, relating to or resulting from, any representation or warranty or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied), in each case regarding the physical condition or suitability of any asset of the Company, all of which are otherwise being accepted by Buyer “AS IS AND WHERE IS.” EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY RELATING TO ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF SELLER, INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Buyer acknowledges that it and its Affiliates and representatives may have received certain estimates, budgets, forecasts, plans and financial projections (collectively, “Forward Looking Statements”). There are uncertainties inherent in the Forward Looking Statements, and Buyer is familiar with such uncertainties. Buyer is taking full responsibility for making its own evaluation of, and hereby assumes all risks regarding, the adequacy and accuracy of all Forward Looking Statements (and all other information) provided to Buyer and its Affiliates and representatives (including the reasonableness of any assumptions underlying such information).

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ARTICLE IV
Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Germany. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 4.03 Securities Matters.

(a) Buyer is acquiring the Company Membership Interests and the shares of Common Stock constituting the Stock Disbursement (the “Stock Disbursement Shares”) in the ordinary course of business for investment purposes, for its own account, and not with a view towards, or for resale in connection with, a sale or distribution thereof that would be in violation of the Securities Act of 1933, as amended (the “Securities Act”). Buyer does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Company Membership Interests or the Stock Disbursement Shares.

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(b) At the time such Buyer was offered the Company Membership Interests and the Stock Disbursement Shares it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and it shall provide the Seller with such information or documentation reasonably requested to support the Buyer’s status as an accredited investor.

(c) Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Company Membership Interests and the Stock Disbursement Shares, and has so evaluated the merits and risks of such investment. Buyer is able to bear the economic risk of an investment in the Company Membership Interests and the Stock Disbursement Shares and, at the present time, is able to afford a complete loss of such investment.

(d) Buyer acknowledges that (i) the Company Membership Interests and the Stock Disbursement Shares are not registered under the Securities Act or any state securities laws, and that the Company Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable; (ii) the Company Membership Interests and the Stock Disbursement Shares being acquired by Buyer pursuant to this Agreement are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired by Buyer from the Seller in a transaction not involving a public offering and, subject to Buyer’s rights under this Agreement, Buyer must continue to bear the economic risk of the investment in the Stock Disbursement Shares indefinitely unless the offer and sale of the Stock are subsequently registered under the Securities Act and all applicable state securities or “blue sky” Laws or an exemption from such registration is available; (iii) it is not anticipated that there will be any public market for the Company Membership Interests; (iv) a restrictive legend shall be placed on the certificates representing the Stock Disbursement Shares; and (v) a notation shall be made in the appropriate records of the Company indicating that the Stock Disbursement Shares are subject to restrictions on transfer.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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Section 4.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules) and the Ancillary Documents; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
Covenants

Section 5.01 Other Agreements. Concurrent with the execution of this Agreement, Seller shall, and Buyer shall cause the Company to, execute and deliver: (a) a Distributor Agreement in the form set forth on Exhibit C (the “Distributor Agreement”); (b) a Transition Services Agreement in the form set forth on Exhibit D (the “Transition Services Agreement”); and (c) a Supplier Agreement in the form set forth on Exhibit E (the “Supplier Agreement”).

Section 5.02 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.02 shall nonetheless continue in full force and effect.

Section 5.03 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the Ancillary Documents and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 2.01(b) and Sections 3.05 and 4.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested. If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

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Section 5.04 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law.

Section 5.05 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Seller Purchase Right. Subject to Section 7.06, on the date that is three years from the Closing Date, Seller may elect to purchase ten percent of the then-outstanding common membership interests of the Company for a purchase price of $2,500,000 (the “Purchase Right”). If Seller desires to exercise its Purchase Right, Seller shall deliver written notice of such exercise to Buyer on or prior to the date that is three years from the Closing Date (the “Purchase Right Notice”). Upon receipt of the Purchase Right Notice, Buyer and Seller shall, on a date that is within thirty days of the receipt of the Purchase Right Notice, cause the Company to effectuate such purchase and sale, in accordance with this Section 5.06. Each party further agrees to execute such customary agreements as may be reasonably requested by the other in connection with Purchase Right or that are necessary to give further effect thereto. Seller agrees that nothing contained in this Section 5.06 shall require Buyer to take any action on behalf of Seller or to protect Seller’s Purchase Right and that Buyer will operate and control the Company in its sole and absolute discretion, including following the exercise of the Purchase Right. Any membership interests acquired pursuant to the Purchase Right will be for investment purposes only and will not entitle the Seller to any governance or similar rights. The Purchase Right shall not be exercisable by Seller and shall expire unexercised if Seller has not complied with its obligations under this Agreement in all material respects.

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Section 5.07 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, engage in or assist others in engaging in the distribution of the Licensed Brands or the Owned Brands except pursuant to the Distributor Agreement or any other distribution agreement or arrangement to which Seller provides its prior written consent.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company listed on Schedule 3.17(a) or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.08 BWR Asset and Rights Transfer. Seller shall take reasonable measures to ensure that the assets, rights and properties, including all Intellectual Property and Licensed Intellectual Property and the Owned Brands, used in the conduct of the Business immediately prior to the Closing Date are transferred, assigned, contributed and conveyed to the Company prior to the Closing, free and clear of any Encumbrances (the “BWR Asset and Rights Transfer”), however such reasonable measures do not include the payment or incurrence of any fees or expenses (unless such fees or expenses are paid by Buyer or the Company) or the entry into any agreement that limits Seller’s ability to freely conduct its business. From time to time, whether at or following the Closing, the Sellers and the Buyer shall execute, acknowledge and deliver reasonable further conveyances, notices, assumptions and releases and such other instruments, and shall take such reasonable further actions, as may be necessary or appropriate to vest in the Company all the right, title, and interest in, to or under such assets, rights and properties, to provide the Buyer and the Sellers all rights and obligations to which they are entitled and subject pursuant to this Agreement and the Ancillary Documents, and to otherwise make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.09 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.10 Termination of Affiliate Agreements. At or prior to the Closing, unless otherwise directed in writing by Buyer or provided elsewhere herein, the Company shall terminate, or otherwise amend to exclude the Company as a party thereto, all agreements between the Company and the Seller and its Affiliates.

Section 5.11 Reports Under Exchange Act. With a view to making available to the Buyer the benefits of SEC Rule 144, Seller shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; and

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(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Seller under the Securities Act and the Exchange Act.

Section 5.12 Removal of Encumbrances. Seller shall, at Seller’s expense, promptly, and in any event within 45 days of the Closing Date, cause the removal, release and termination of all Encumbrances granted to East West Bank on the Company Membership Interests and any properties and assets of the Company, including but not limited to filing and recording any and all petitions, termination statements or other documentation necessary to reflect the release of any Encumbrances granted in favor of East West Bank and executing and delivering to the Company such other documents, instruments, agreements, instructions, releases and termination statements as the Company may reasonably request to effectuate or evidence the termination of the above referenced Encumbrances.

ARTICLE VI
tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 100% by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Seller shall indemnify the Company and Buyer, and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.15; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

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Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied from Seller. To the extent that Seller does not satisfy any amount payable under this ARTICLE VI, Buyer shall be entitled reduce the principal amount outstanding on the Promissory Note by the amount unpaid by Seller.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.15 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.10 and 3.18 (the “Seller Fundamental Representations”) survive the Closing and remain in full force and effect until the date that is one year from the Closing Date. None of the other representations, warranties, covenants or other agreements contained in this Agreement survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement survives the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period is not thereafter barred by the expiration of such survival period and such claims shall survive until finally resolved.

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Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the Seller Fundamental Representations;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement other than (i) with regard to Sections 5.03 or 5.12 hereof or with regard to Section 5.08 hereof to the extent such breach or non-fulfillment relates to a third-party consent required in connection with the BWR Assets and Rights Transfer or (ii) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI;

(c) any Excluded Liability; or

(d) the Specified Matter.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify Seller against, and shall holder Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 7.04 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party,” and the party against whom such claim is asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

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(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. the Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.03) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.04(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c) Direct Claims. Any claim by the Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 7.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.06 Right of Offset. If the Seller is required to indemnify the Buyer under this Article VIII or Article VI and Seller has not paid Buyer any such amounts owed within ten (10) days of a final, non-appealable determination or agreement by the parties that such amounts are owed, Buyer shall have the right, but not the obligation, to offset amounts owed by Seller under this Article VIII against amounts of principal and accrued interest owed by the Company under the Promissory Note by reducing the amount of accrued interest and principal outstanding. While any amounts owed by Seller under this Article VII remain outstanding and unpaid, Seller shall not have the right to exercise the Purchase Right.

Section 7.07 Exclusive Remedies. Subject to ARTICLE VI and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.11.

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ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to Silverwood Partners LLC.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	NewAge, Inc.
2420 17th Street, Suite 220
Denver, Colorado 80202
E-mail: ggould@newage.com
	Attention:	Chief Financial Officer

with a copy to:	Faegre Drinker Biddle & Reath, LLP
1144 15th Street, Suite 3400
Denver, Colorado, 80202
E-mail: jeff.sherman@faegredrinker.com
	Attention:	Jeff Sherman

If to Buyer:	Zachert Private Equity GmbH
Karl-Marx Strasse 25
15537 Grunheide (Mark)
Deutschland
E-mail: oz@zachert-pe.com
	Attention:	Olaf Zachert

with a copy to:	Arnold & Porter Kaye Scholer LLP
1144 15th Street, Suite 3100
Denver, Colorado 80202
E-mail: ron.levine@arnoldporter.com
	Attention:	Ronald R. Levine II

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Section 8.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 8.08 No Third-Party Beneficiaries. Except as provided in this ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

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Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any Liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

Section 8.14 Press Release. Neither Seller nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party hereto.

[signature page follows]

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Signed:

NEWAGE, INC.

	By	/s/ Gregory A. Gould
	Name:	Gregory A. Gould
	Title:	Chief Financial Officer

ZACHERT PRIVATE EQUITY GMBH

	By	/s/ Olaf Zachert
	Name:	Olaf Zachert
	Title:	Managing Director

Exhibit A

Form of Promissory Note

THIS NOTE WAS ORIGINALLY ISSUED ON SEPTEMBER 24, 2020, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR ANY SUCH STATE SECURITIES LAWS WHICH MAY BE APPLICABLE.

PROMISSORY NOTE

September 24, 2020	$2,500,000.00

Brands Within Reach, LLC, a Delaware limited liability company (the “Maker”), hereby promises to pay to NewAge, Inc., a Washington corporation (the “Holder”), the aggregate principal amount of $2,500,000.00.

This promissory note (the “Note”) represents the promissory note referred to in that certain Membership Interest Purchase Agreement, dated September 24, 2020 (the “Purchase Agreement”), by and among the Holder, as Seller, and Zachert Private Equity GmbH, a German limited liability company (“Buyer”).

1. Maturity; Payments.

(a) Maturity. Subject to the terms of this Section 1 and the Purchase Agreement, the entire outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full on September 24, 2023 (the “Maturity Date”).

(b) Application of Payments. Any payments made pursuant to this Note shall (i) first, be applied to reduce the amount of such accrued and unpaid interest with respect to the outstanding principal amount until such amount is equal to zero and (ii) second, shall be applied to reduce the remaining outstanding principal amount to be paid hereunder until such amount is equal to zero.

(c) Prepayment. The Maker shall have the right to prepay this Note, in whole or in part, at any time without premium or penalty.

(d) Offset. In accordance with Section 8.06 of the Purchase Agreement, Buyer may cause the Maker to offset amounts owed by the Holder to Buyer under Article VI or Article VIII of the Purchase Agreement by reducing amounts due and payable to Holder under this Note in an amount equivalent to amounts owed to Seller. If any amount is in dispute under Article VI or Article VIII of the Purchase Agreement, any amounts due and payable under this Note may be withheld by the Maker in an amount equal to the amount then in dispute under such section(s) of the Purchase Agreement, without further interest accruing thereon, until final resolution of such dispute is reached, at which time the amounts payable under this Note may either be offset pursuant to this Section 1(d) or paid by the Maker to the Holder (or a combination of both), as applicable depending on the resolution of the disputed amounts.

2. Interest. The unpaid principal amount owed under this Note shall accrue simple interest from and including the date of this Note to but excluding the payment date at a rate of ten percent (10%) per annum. Simple interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Maker shall pay all accrued and unpaid interest annually on each of the first and second anniversaries of the Closing Date (as defined in the Purchase Agreement) and on the Maturity Date.

3. Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, or otherwise, such overdue amount shall bear interest at a rate of eighteen percent (18%) per annum from the date of such non-payment until such amount is paid in full.

4. Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on this Note shall exceed the maximum rate of interest permitted to be charged by the Maker to the Holder under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law.

5. Remedies. In the event the Maker fails to make any payment when due hereunder, the Holder shall have any rights to which the Holder is entitled in equity or under applicable law.

6. Amendment and Waiver. This Note may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Note and signed by the parties hereto.

7. Transfer. The Holder shall not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise encumber this Note without the prior written consent of the Maker and, so long as the Guarantee remains effective, the Guarantor.

8. Cancellation. After the entire principal amount and interest owed on this Note has been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

9. Payments. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds pursuant to wire instructions to be provided to the Maker.

10. Unsecured Note. The Holder and the Maker agree that this Note and the obligations, indebtedness and liabilities evidenced hereby, are, and at all times shall be, unsecured, and nothing herein shall be construed to impose any limitation on the Maker’s ability to issue additional obligations, indebtedness or liabilities of any kind (whether senior, pari passu or otherwise).

11. Guarantee. Zachert Private Equity GmbH (the “Guarantor”) hereby unconditionally and irrevocably, guarantees to the Holder the prompt and complete payment by the Maker of the payment in full of principal and interest due under this Note (the “Guarantee”). The Guarantee contained in this Section 11 shall remain in full force and effect until the earlier of (i) the full payment by Maker of all obligations due hereunder, (ii) the completion of a capital investment in the Maker of at least $2,500,000 by the Guarantor or its affiliates, or (iii) the Maker achieves net income of at least $2,500,000 in any 12-month period following the Closing Date.

12. Governing Law; WAIVER OF JURY TRIAL.

(a) This Note shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 9.02 OF THE PURCHASE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS NOTE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(c).

13. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or other day on which banks in Denver, Colorado are required to be closed, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or other day on which the banks in Denver, Colorado are required to be closed.

14. Notice. Except as otherwise provided in this Note, all notices, other communications, and legal process shall be addressed to the notice recipients identified in the Purchase Agreement and delivered in accordance with Section 9.02 of the Purchase Agreement.

15. Headings. The headings of the paragraphs and subparagraphs of this Note are for convenience only and shall not be deemed to constitute a part hereof.

16. Replacement. Upon receipt of evidence reasonably satisfactory to the Maker of the mutilation, destruction, loss or theft of this Note and the ownership thereof, and, in the case of any such mutilation, upon surrender and cancellation of this Note, the Maker shall, upon the written request of the Holder, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as this Note so mutilated, destroyed, lost or stolen, and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.

17. Entire Agreement. Except as set forth in the Purchase Agreement, this Note constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

*   *   *   *   *

IN WITNESS WHEREOF, the Maker has executed and delivered this Note on the date first above written.

THE MAKER:

BRANDS WITHIN REACH, LLC

By:	/s/ Olaf Zachert
Name:	Olaf Zachert
Title:	President

THE HOLDER:

NEWAGE, INC.

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould
Title:	Chief Financial Officer

THE GUARANTOR:

ZACHERT PRIVATE EQUITY GMBH

By:	/s/ Olaf Zachert
Name:	Olaf Zachert
Title:	Managing Director

Exhibit B

Form of Inventory Note

THIS NOTE WAS ORIGINALLY ISSUED ON SEPTEMBER 24, 2020, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR ANY SUCH STATE SECURITIES LAWS WHICH MAY BE APPLICABLE.

INVENTORY NOTE

September 24, 2020	$3,279,487.00

Brands Within Reach, LLC, a Delaware limited liability company (the “Maker”), hereby promises to pay to NewAge, Inc., a Washington corporation (the “Holder”), the aggregate principal amount of $3,279,487.00.

This note (the “Note”) represents the Inventory Note referred to in that certain Membership Interest Purchase Agreement, dated September 24, 2020 (the “Purchase Agreement”), by and among the Holder, as Seller, and Zachert Private Equity GmbH, a German limited liability company (“Buyer”) and is issued in respect of inventory of the Maker that was pre-paid by Holder.

1. Maturity; Payments.

(a) Maturity. Subject to the terms of this Section 1 and the Purchase Agreement, the entire outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full on June 24, 2021 (the “Maturity Date”).

(b) Application of Payments. Any payments made pursuant to this Note shall (i) first, be applied to reduce the amount of any accrued and unpaid interest with respect to the outstanding principal amount until such amount is equal to zero and (ii) second, shall be applied to reduce the remaining outstanding principal amount to be paid hereunder until such amount is equal to zero.

(c) Prepayment. The Maker shall have the right to prepay this Note, in whole or in part, at any time without premium or penalty.

2. Interest. The unpaid principal amount owed under this Note shall not accrue interest from the date of this Note through the Maturity Date.

3. Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, or otherwise, such overdue amount shall bear interest at a rate of eighteen percent (18%) per annum from the date of such non-payment until such amount is paid in full. Simple interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

4. Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on this Note shall exceed the maximum rate of interest permitted to be charged by the Maker to the Holder under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law.

5. Remedies. In the event the Maker fails to make any payment when due hereunder, the Holder shall have any rights to which the Holder is entitled in equity or under applicable law.

6. Amendment and Waiver. This Note may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Note and signed by the parties hereto.

7. Transfer. The Holder shall not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise encumber this Note without the prior written consent of the Maker.

8. Cancellation. After the entire principal amount and interest owed on this Note has been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

9. Payments. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds pursuant to wire instructions to be provided to the Maker.

10. Unsecured Note. The Holder and the Maker agree that this Note and the obligations, indebtedness and liabilities evidenced hereby, are, and at all times shall be, unsecured, and nothing herein shall be construed to impose any limitation on the Maker’s ability to issue additional obligations, indebtedness or liabilities of any kind (whether senior, pari passu or otherwise) (collectively, “Indebtedness”); provided, however that if any amount payable hereunder is not paid when due, whether at stated maturity, or otherwise, Maker must obtain the written consent of Holder prior to issuing any additional Indebtedness, which consent shall not be unreasonably withheld.

11. Governing Law; WAIVER OF JURY TRIAL.

(a) This Note shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 9.02 OF THE PURCHASE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS NOTE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(c).

12. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or other day on which banks in Denver, Colorado are required to be closed, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or other day on which the banks in Denver, Colorado are required to be closed.

13. Notice. Except as otherwise provided in this Note, all notices, other communications, and legal process shall be addressed to the notice recipients identified in the Purchase Agreement and delivered in accordance with Section 9.02 of the Purchase Agreement.

14. Headings. The headings of the paragraphs and subparagraphs of this Note are for convenience only and shall not be deemed to constitute a part hereof.

15. Replacement. Upon receipt of evidence reasonably satisfactory to the Maker of the mutilation, destruction, loss or theft of this Note and the ownership thereof, and, in the case of any such mutilation, upon surrender and cancellation of this Note, the Maker shall, upon the written request of the Holder, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as this Note so mutilated, destroyed, lost or stolen, and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.

16. Entire Agreement. Except as set forth in the Purchase Agreement, this Note constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

* * * * *

IN WITNESS WHEREOF, the Maker has executed and delivered this Note on the date first above written.

THE MAKER:

BRANDS WITHIN REACH, LLC

By:	/s/ Olaf Zachert
Name:	Olaf Zachert
Title:	President

THE HOLDER:

NEWAGE, INC.

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould
Title:	Chief Financial Officer

Exhibit C

Form of Distributor Agreement

[see attached]

Exhibit D

Form of Transition Services Agreement

[see attached]

Exhibit E

Form of Supplier Agreement

[see attached]